EXHIBIT 99.1

                                        NEWS
FINANCIAL
RELATIONS BOARD

                                                         Re: NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                  AT FINANCIAL RELATIONS BOARD
--------------                                   -------------------------------
Will Kelly                                       Marilynn Meek    Susan Garland
Vice President, Chief Administrative Officer     (General info)   (Analyst info)
(423) 743-9151                                   212-827-3773     212-827-3775

FOR IMMEDIATE RELEASE
October 18, 2005

              NN, INC.TO REPORT THIRD QUARTER 2005 RESULTS AND HOLD
                      CONFERENCE CALL ON NOVEMBER 1, 2005

                       ADJUSTS 2005 FULL YEAR EPS GUIDANCE

Johnson City, Tenn., October 18, 2005 - NN, Inc. (NASDAQ: NNBR) today announced that it will release third quarter 2005 financial results for the period ended September 30, 2005 before the opening of the market on November 1, 2005.

Management will hold a conference call at 11:00 a.m. ET that day to review the Company's results. The call can be accessed via the internet live or as a replay at www.fulldisclosure.com. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

The Company also announced that it is revising its previously announced 2005 full year guidance of $0.90 to $0.94 per diluted share and now expects to report earnings of $0.77 to $0.81 per diluted share for 2005 full year. The reduction of approximately $0.13 per diluted share is attributable to three factors: lower second half sales volume and resulting inefficiencies in Europe ($0.06 per share), currency translation ($0.05 per share), and an adjustment to the U.S. tax provision and the recording of a reserve for Delphi accounts receivable ($0.02 per share).

As mentioned in the Company's second quarter release, overall global demand remained strong during the first half of 2005. However, demand from certain European customers

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has weakened in the second half of the year. Additionally,  production delays at the Company's new manufacturing facility in Slovakia have negatively impacted planned sales volumes and resulting profitability. These lower sales volumes have adversely affected capacity utilization rates in Slovakia and also the remaining NN Europe facilities, thus lowering anticipated margins.

Currency translation associated with the U.S. Dollar-Euro exchange rates, which was also mentioned in the second quarter earnings release, is now forecasted to negatively impact sales and net income by approximately $12.0 million and $0.05 per diluted share, respectively for the 2005 full year.

Finally, two additional factors have contributed to the revised guidance, but to a lesser degree. On Saturday, October 8, 2005, Delphi Corporation filed for Chapter 11 bankruptcy protection. Due to this filing, the Company has reserved certain amounts of its accounts receivable balance with Delphi. The recording of this reserve resulted in a charge to after-tax earnings of approximately $0.01 per diluted share. The Company believes that Delphi post-bankruptcy is an acceptable credit risk and plans to continue normal shipments of its product to them. Secondly, the Company recorded a charge in the third quarter of approximately $0.01 per diluted share related to an adjustment of its corporate tax rate.

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $304 million in 2004.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2004.